EXHIBIT 23.1


                       Consent of Independent Accountants



The Board of Directors
HSBC USA Inc.:

We consent to the use of our report dated February 1, 2002, with respect to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the consolidated balance sheets of HSBC Bank USA and subsidiaries as of December 31, 2001 and 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Post-Effective Amendment No. 1 to Form S-3.


/s/ KPMG LLP
April 2, 2002
New York, New York